Exhibit 99.1

777 Post Oak Blvd, Suite 500

Houston, Texas 77056

713-830-9600

Fax 713-830-9696

CONTACT:	William George
Chief Financial Officer
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES

THE SALE OF TWO OF ITS OPERATIONS

Houston, TX – January 4, 2006 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial/industrial heating, ventilation and air conditioning (“HVAC”) services, today announced that it has sold two of its operations to Automated Logic Corporation, a unit of United Technologies Corporation (NYSE:UTX) (“ALC”).  The two operations that were sold are Automated Logic dealers located in Texas and Minnesota.  These operations posted 2004 revenues of approximately $20.9 million and revenues during the first nine months of 2005 of $17.4 million, and contributed $2.1 million of operating income to Comfort Systems USA in 2004, or approximately $0.03 per diluted share, and $1.4 million of operating income during the first nine months of 2005, or approximately $0.02 per diluted share.  The Company expects to report an after-tax estimated gain on the transaction during the fourth quarter of 2005 of approximately $9 million, or approximately $0.23 per diluted share, as discontinued operations.  The Company today filed a current report on Form 8-K that provides detailed pro forma financial information for the Company giving effect to this transaction, and which also provides additional detail regarding the transaction.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “The cash gain that we are realizing in connection with this transaction will further improve Comfort Systems USA’s balance sheet, will enhance our financial flexibility, and will support our ongoing growth strategies.  The units we are selling were strong performers for Comfort Systems, and we will miss the leadership that they provided.  However, these were standalone building automation companies that represented the Automated Logic line of control products and services.  While we retain a strong presence in building automation, including other companies that deliver Automated Logic solutions, our core strategy remains unchanged to have these capabilities integrated with our full service mechanical operations.”

Bill Murdy continued, “We are parting with some top-notch people in both the Texas and Minnesota organizations and we sincerely thank them for their important contributions to Comfort Systems USA’s success.”

The Company will host a conference call to discuss the transaction in more depth on Thursday, January 5, 2006 at 11:00 a.m. Central Time.  The call-in number for this conference call is 1-415-228-4939.  A replay of the entire call will be available until 6:00 p.m. Central Time, Thursday, January 12, 2006 by calling 1-203-369-1241.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 54 locations in 48 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, retention of key management, national and regional weakness in non-residential construction activity, difficulty in obtaining debt financing or bonding, shortages of labor and specialty building materials, seasonal fluctuations in the demand for HVAC systems and the use of incorrect estimates for bidding a fixed price contract and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.